Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-94995) pertaining to the 1996 CSI Stock Option Plan, the 1999
Section 3(i) Share Option Plan, the 1999 Employee Stock Purchase Plan and the 1999 Non-Employee Directors Stock Option Plan of Commtouch Software Ltd., of our report dated February 14, 2001 with respect to the consolidated financial statements and schedule of Commtouch Software Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



Tel-Aviv, Israel
May 15, 2001


                                  KOST, FORER & GABBAY
                       A member of Ernst & Young international